UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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Inland Real Estate Income Trust, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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May 1, 2013

Dear Fellow Stockholder:

By now you should have received a copy of your Inland Income Trust Annual Report on Form 10-K for the year ended December 31, 2012. We hope you take some time to review it, and that it serves as a valuable resource regarding your investment with our company.

Since we commenced our initial public offering in October 2012, we have executed on a number of business strategies. We continue to expand the group of Broker Dealers selling stock in our company, an activity we believe will lead to an increase in capital available to purchase quality properties and carry out our strategic plan to generate sustainable and predictable distributions for our stockholders.

We also have executed on an early strategy to seed our portfolio with high-quality retail assets. Our investment sponsor, Inland Real Estate Investment Corporation, supported this business strategy through a $2.0 million investment in our company. This investment, combined with capital from early investors, satisfied our minimum offering requirement and facilitated the purchase of 12 single-tenant triple-net-lease Dollar General stores, which helped establish cash flow during the early stages of our company. On April 5, 2013, we paid down the remaining balance of a $3.4 million loan associated with the first five stores we acquired.

With the majority of the initial properties in place, we have shifted our focus to building out our long-term acquisitions strategy. We are evaluating opportunities in the multi-tenant retail sector, similar to our acquisition of the 186,205-square-foot Newington Square Shopping Center located in Newington, Connecticut. We currently believe these types of properties can produce the best risk adjusted returns for our shareholders.

Report on Expenses

Our charter requires that we monitor our expenses on a trailing 12-month basis, and it states that our “total operating expenses” are deemed to be excessive if, at the end of any quarter, they exceed for the prior trailing 12-month period the greater of 2% of our “average invested assets” or 25% of our “net income,” each as defined in our charter. For the trailing 12 months ended March 31, 2013, our “total operating expenses” as a percentage of “average invested assets” and “net loss” were approximately 6.2% and -141%, respectively.

Our board of directors, including all of our independent directors, have reviewed this analysis and unanimously determined the excess to be justified because we were are in the early stages of our offering and acquiring properties. We expect our total operating expenses to fall within the parameters described above as we acquire more assets.

Inland Income Trust Annual Stockholders’ Meeting

Inland Income Trust will hold its first annual stockholders’ meeting on Tuesday, June 11, 2013 at 3:00 PM CT. All stockholders of record as of March 29, 2013 should have received a proxy statement, and we encourage you to vote your shares. The meeting will take place at the Inland campus located in Oak Brook, Illinois. If you were a stockholder as of March 29, 2013 and have not received a proxy statement, please contact Inland Investor Services at 800.826.8228.

We are pleased to enclose your check or account statement that includes information regarding your distribution for the time you were a stockholder in April 2013. We appreciate and thank you for your investment in Inland Income Trust. For additional information, please visit www.inlandincometrust.com.

Sincerely,

INLAND REAL ESTATE INCOME TRUST, INC.

JoAnn M. McGuinness
President and Chief Operating Officer

Enclosure

cc: Trustee, Broker Dealer, Financial Advisor